Exhibit 99.J1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders of

GE Lifestyle Funds:

We consent to the use of our reports dated November 18, 2005, incorporated in this Registration Statement by reference, to the GE Conservative Allocation Fund, GE Moderate Allocation Fund, GE Aggressive Allocation Fund, GE Conservative Strategy Fund, GE Moderate Strategy Fund, and GE Aggressive Strategy Fund, and to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accountants” in the Statement of Additional Information.

Boston, Massachusetts

January 27, 2006